UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 15, 2024

GOLUB CAPITAL BDC 4, INC.

(Exact name of Registrant as Specified in Its Charter)

maryland	814-01504	88-1608711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Park Avenue, 25th Floor, New York, NY	10166
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 750-6060

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b- 2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement

On August 15, 2024 (the “Effective Date”), GBDC 4 Funding III LLC ( “GBDC 4 Funding”), a direct wholly-owned subsidiary of Golub Capital BDC 4, Inc. (the “Company”), entered into a revolving credit and security agreement (the “BNP Credit Facility”), with the Company, as equityholder and as servicer, the lenders from time to time parties thereto, BNP Paribas, as administrative agent, each of the securitization subsidiaries from time to time parties thereto and Computershare Trust Company, N.A., as collateral agent.

Under the BNP Credit Facility, the lenders have agreed to extend credit to GBDC 4 Funding in an aggregate principal amount of up to $750.0 million as of the Effective Date. The period during which GBDC 4 Funding may request drawdowns under the BNP Credit Facility (the “Reinvestment Period”) commenced on the Effective Date and will continue through August 15, 2027, unless there is an earlier termination due to an event of default. The BNP Credit Facility will mature on the earliest of (i) the first business day on or after the date that is the 36-month anniversary of the last day of the Reinvestment Period, or (ii) the date on which the final maturity date is declared after the occurrence of an event of default.

Borrowings in United States Dollars under the BNP Credit Facility will bear interest at the applicable base rate plus 2.10% per annum during the Revolving Period, and 2.35% per annum after the Revolving Period (the “Applicable Margin”), and borrowings in eligible currencies other than United States Dollars under the BNP Credit Facility will bear interest at the applicable base rate plus (i) the Applicable Margin and (ii) 0.15% per annum. The base rate under the BNP Credit Facility is (i) term CORRA with respect to any advances denominated in Canadian dollars, (ii) the 3-month Euro Interbank Offered Rate with respect to any advances denominated in Euros, (iii) the 3-month Bank Bill Swap Rate with respect to any advances denominated in Australian dollars, (iv) the adjusted cumulative compound Sterling Overnight Index Average with respect to any other advances denominated in U.K. pound sterling, (v) daily simple adjusted non-cumulative compound SARON with respect to any advances denominated in Swiss francs, (vi) 3-month Norwegian Interbank Offered Rate with respect to any advances denominated in Norwegian Krona, (vii) 3-month Stockholm Interbank Offered Rate with respect to any advances denominated in Swedish Krona and (viii) the term SOFR with respect to advances denominated in United States Dollars and any other advances.

In connection with the BNP Credit Facility, the Company paid an up-front structuring fee on the Effective Date. Additionally, a utilization fee will be payable to the lenders under the BNP Credit Facility based on unfunded commitments of the lenders if borrowings under the BNP Credit Facility do not exceed certain minimum utilization percentage thresholds, and a reduction fee would be payable in the event of any permanent reduction in commitments of the BNP Credit Facility during the first year after the Effective Date.

The BNP Credit Facility is secured by all of the assets held by GBDC 4 Funding. GBDC 4 Funding has made customary representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar credit facilities. The borrowings of the Company, including under the BNP Credit Facility, are subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

The Company has transferred as of the Effective Date and can transfer from time to time certain loans and debt securities it has originated or acquired to GBDC 4 Funding through a purchase and sale agreement (the “Purchase and Sale Agreement”), and the Company can cause GBDC 4 Funding to originate or acquire loans, consistent with the Company’s investment objectives.

The description above is only a summary of the material provisions of the BNP Credit Facility and is qualified in its entirety by reference to copies of the BNP Credit Facility and the Purchase and Sale Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this current report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1*

Revolving Credit and Security Agreement, dated as of August 15, 2024, by and among GBDC 4 Funding III LLC, as borrower, Golub Capital BDC 4, Inc., as equityholder and as servicer, the lenders from time to time parties thereto, BNP Paribas, as administrative agent, each of the securitization subsidiaries from time to time parties thereto, and Computershare Trust Company, N.A., as collateral agent.

10.2*	Purchase and Sale Agreement, dated as of August 15, 2024, by and between GBDC 4 Funding III LLC, as purchaser, and Golub Capital BDC 4, Inc., as seller.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Exhibits and/or schedules to this Exhibit have been omitted in accordance with Item 601 of Regulation S-K. The registrant agrees to furnish supplementally a copy of all omitted exhibits and/or schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Golub Capital BDC 4, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Golub Capital BDC 4, Inc.

Date: August 19, 2024	By:	/s/ Christopher C. Ericson
	Name:	Christopher Ericson
	Title:	Chief Financial Officer